Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 25, 2013 relating to the consolidated financial statements and financial statement schedule of Textura Corporation, which appears in Textura Corporation's Annual Report on Form 10-K for the year ended September 30, 2013.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 13, 2014